Exhibit 99.2

BEMA™ Fentanyl Phase III Data Demonstrating Efficacy and Tolerability to be Presented

at American Pain Society Annual Meeting

RALEIGH, N.C., May 8, 2008 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) and commercial partner Meda Pharmaceuticals will present today and tomorrow, data from Phase III clinical pivotal trials for BEMA™ Fentanyl, a potential treatment for breakthrough pain (BTP) in opioid tolerant patients with cancer. The presentations will be made at the 27th Annual Scientific Meeting of the American Pain Society (APS) in Tampa, Florida.

BEMA™ Fentanyl consists of a small, dissolvable, polymer film, formulated with the opioid narcotic fentanyl for application to the buccal (inner lining of cheek) membranes. In January, BioDelivery Sciences announced that the U.S. Food and Drug Administration (FDA) accepted for filing the company’s New Drug Application (NDA) for BEMA™ Fentanyl. A formal decision on the NDA is expected by August 31, 2008.

In the Phase III efficacy study, patients on stable background opioid medication were enrolled and 81 received BEMA™ Fentanyl and placebo in a randomized sequence for their breakthrough cancer pain episodes. A total of 394 BTP episodes were treated with BEMA™ Fentanyl and 197 with placebo. Lack of effective pain relief leading to withdrawal during the initial open label titration phase was infrequent (3.3% of patients). In the double blind portion of the study, the primary endpoint – sum of pain intensity differences at 30 minutes (SPID30) – was significantly greater with BEMA™ Fentanyl than placebo (p=0.004). Additionally, SPID values were significant in favor of BEMA™ Fentanyl at all time points from 15 minutes through 60 minutes, the last assessment time.

In the long-term open label safety trial, 220 patients received BEMA™ Fentanyl, and more than 56,000 episodes of BTP were treated. On average, patients received 2.9 doses per day for 112 days (maximum of 531 days). The most frequent side effects seen and attributed to the drug were those commonly associated with opioid treatment and included nausea (8.6%), dizziness (5.5%), constipation (5.0%) and drowsiness (4.5%).

Given the potential for application site irritation from drugs that are delivered across the buccal mucosa (inner lining of the cheek), particularly in cancer patients, oral safety data were combined and analyzed from three BEMA™ Fentanyl clinical trials. The data from these 301 patients are also presented in a poster session. BEMA™ Fentanyl was associated with a low incidence of application site reactions, with 1.3% considered probably or possibly related to the drug. Most cases were mild and none led to discontinuation.

“The collective data made public through these presentations today and tomorrow support the potential value of BEMA™ Fentanyl for the treatment of breakthrough pain in opioid tolerant patients with cancer,” said James North, MD, Principal Investigator for the Phase III (FEN-201)

efficacy study. “Breakthrough cancer pain can be devastating to patients with cancer and their families. Patients suffering from breakthrough cancer pain need treatment options that provide effective pain relief and are easy to administer.”

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA™ oral adhesive film technology: BEMA™ Fentanyl, a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer (NDA currently under review by FDA), and BEMA™ Buprenorphine, a second analgesic with at least one potential target indication for the treatment of moderate to severe pain. The company is working with both its BEMA™ technology and its patented Bioral® cochleate technology on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company’s headquarters are located in Raleigh, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results and royalty or milestone payments, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s or other regulatory review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

Contacts:

FD Ashton Partners

Investors:	Michael Russell
617-897-1541
michael.russell@fdashtonpartners.com

Media:	Stephanie Brown
312-553-6727
stephanie.brown@fdashtonpartners.com